Exhibit 99.1

NORTHSTAR REALTY FINANCE

ANNOUNCES FOURTH QUARTER 2015 RESULTS

Highlights

•                  Cash Available for Distribution (“CAD”) of $0.63 Per Share

•                  Fourth Quarter Dividend of $0.40 Per Share

•                  Repurchased $100 Million of Common Stock

•                  In October 2015, completed spin-off of European REIT into a separate publicly-traded company, NorthStar Realty Europe Corp. (“NRE”)

•                  $2.0 Billion of Monetizations Resulting in Approximately $930 Million of Cash Proceeds

•                  Formed Special Committee and Retained UBS Investment Bank to Advise on a Potential Recombination with NorthStar Asset Management Group Inc.

NEW YORK, NY, February 26, 2016 - NorthStar Realty Finance Corp. (NYSE: NRF) (“NorthStar Realty”) today announced its results for the fourth quarter ended December 31, 2015.

Fourth Quarter 2015 Results

NorthStar Realty reported CAD for the fourth quarter 2015 of $118.0 million, or $0.63 per share. Net (loss) to common stockholders for the fourth quarter 2015 was $(72.3) million, or $(0.39) per diluted share.

For the fourth quarter of 2015, CAD includes the impact from the following: (i) approximately $16 million of CAD differential from each of the prior two quarters due to typical hotel seasonality; (ii) approximately $5 million in predominantly non-recurring quarterly tax expenses; (iii) approximately $10 million of CAD foregone relating to certain real estate private equity fund holdings sold as of September 30, 2015 (discussed further below); and (iv) the inclusion of one month of earnings from NorthStar Realty Europe Corp. (approximately $5 million).

For more information and a reconciliation of CAD to net income (loss) to common stockholders, please refer to the tables on the following pages.

Jonathan A. Langer, Chief Executive Officer, commented, “NorthStar Realty continues to focus on its asset monetization effort and other strategic initiatives and we are pleased with what we have accomplished to date. In continuing our strategy of prudent balance sheet and liquidity management, we recently announced a revision to NorthStar Realty’s dividend policy, which we believe will result in significant value creation for our stockholders and will position NorthStar Realty as a durable, long-term business for years to come.”

Mr. Langer added, “We are focused on applying capital generated from asset sales and retained earnings to actively repurchase our common stock, which we believe is currently trading at a significant discount to underlying net asset value and to retire recourse borrowings.  Thus, we expect our strategy to simultaneously create substantial value for shareholders and reduce risk.  We will continue to explore all opportunities to create value for our shareholders, including other corporate strategic initiatives.”

Portfolio Results and Performance Metrics

Below are portfolio results and performance metrics for the fourth quarter 2015. Same-store results are presented for direct real estate properties that NorthStar Realty owned during the full quarter ended December 31, 2014. A substantial portion of our healthcare real estate and multi-tenant office business was acquired during the fourth quarter 2014 and, accordingly, same-store results will be included beginning the first quarter 2016. For private equity fund investments and financial investments such as loans, securities and CDO equity, information presented represents fourth quarter 2015 results compared to third quarter 2015 results. For more information and a reconciliation of net operating income (“NOI”) to property and other related revenues net of property operating expenses, please refer to the tables on the following pages.

Healthcare Real Estate

•                  For the fourth quarter 2015, combined healthcare portfolio NOI was $105.0 million.

Medical Office Buildings

•                  For the fourth quarter 2015, NOI was $25.8 million, remaining lease term was 6.6 years and occupancy was 90.0%.

Senior Housing — Operating

•                  For the fourth quarter 2015, NOI was $31.1 million and occupancy was 91%.

Senior Housing — Triple Net Lease

•                  For the fourth quarter 2015, NOI was $15.1 million, remaining lease term was 12.4 years and lease (EBITDAR) coverage was 1.5x.

Skilled Nursing Facilities

•                  For the fourth quarter 2015, NOI was $28.0 million, remaining lease term was 8.8 years and lease (EBITDAR) coverage was 1.5x.

Hospitals

•                  For the fourth quarter 2015, NOI was $5.0 million, remaining lease term was 10.5 years and lease (EBITDAR) coverage was 3.0x.

Hotels

•                  For the fourth quarter 2015, EBITDA was $60.9 million, RevPAR was $85.6, WA occupancy was 70.3% and EBITDA margin was 32.1%.

•                  For portfolios owned during the full quarter ended December 31, 2014, EBITDA was $36.7 million, RevPAR was $83.4, WA occupancy was 68.8% and EBITDA margin was 31.5% for the fourth quarter 2015, compared to EBITDA of $36.2 million, RevPAR of $81.4, WA occupancy of 68.9% and EBITDA margin of 31.4% for the fourth quarter 2014.

Manufactured Housing Communities

•                  For the fourth quarter 2015, NOI was $31.2 million, WA monthly rent was $484.8 and economic occupancy was 85.5%.

•                  For portfolios owned during the full quarter ended December 31, 2014, NOI was $30.2 million, WA monthly rent was $491.1 and economic occupancy was 85.7% for fourth quarter 2015, compared to NOI of $27.6 million, WA monthly rent of $473.0 and economic occupancy of 85.0% for the fourth quarter 2014.

Net Lease Real Estate

•                  For the fourth quarter 2015, NOI was $14.9 million, remaining lease term was 9.2 years and occupancy was 95.6%.

•                  For portfolios owned during the full quarter ended December 31, 2014, NOI was $14.4 million, remaining lease term was 9.6 years and occupancy was 99.1% for the fourth quarter 2015, compared to NOI of $14.1, remaining lease term of 9.7 years and occupancy of 99.1% for the fourth quarter 2014.

Multifamily Real Estate

•                  For portfolios owned during the full quarter ended December 31, 2014, NOI was $6.6 million, occupancy was 93.5%, WA monthly rent was $803.0 and NOI margin was 54.0% for the fourth quarter 2015, compared to NOI of $6.1 million, occupancy of 94.1%, WA monthly rent of $774.0 and NOI margin of 53.0% for the fourth quarter 2014.

Multi-tenant Office Real Estate

•                  For the fourth quarter 2015, NOI was $2.8 million, remaining lease term was 2.5 years, occupancy was 88.5% and NOI margin was 53.7%.

Interest in Private Equity Funds

•                  For the fourth quarter 2015, aggregate gross distributions were $139.5 million, of which $42.4 million was income earned and aggregate contributions totaled $9.6 million. As of December 31, 2015, aggregate portfolio net carrying value was $1.1 billion with a yield of 16.9%. Pro forma for the real estate private equity fund interests sold, net carrying value was $873.1 million with a yield of 16.6%. For the third quarter 2015, aggregate gross distributions were $182.3 million, of which $55.1 million was income earned and aggregate contributions were $2.2 million. As of September 30, 2015, aggregate portfolio net carrying value was $1.1 billion with a yield of 17.0%.

Balance Sheet Loans

•                  For the fourth quarter 2015, aggregate portfolio income earned on invested equity was $21.2 million. During the fourth quarter 2015, repayments totaled $266.2 million. As of December 31, 2015, aggregate portfolio carrying value was $506.0 million, net of $126.1 million of financing, with a yield on equity of 10.9%, excluding certain loans. Aggregate portfolio carrying value was $328.1 million, net of $79.2 million of financing, with a yield on equity of 10.0%, excluding certain loans and pro forma for loans sold subsequent to year end 2015.  For the third quarter 2015, aggregate portfolio income earned on invested equity was $24.6 million. During the third quarter 2015, repayments totaled $7.5 million. As of September 30, 2015, aggregate portfolio carrying value was $805.8 million, net of $65.9 million of financing, with a yield on equity of 11.0%.

N-Star CDO Bonds and Other Securities

•                  For the fourth quarter 2015, aggregate portfolio income earned was $17.2 million, which includes $4.5 million related to repurchased CDO bonds that are eliminated in consolidation. As of December 31, 2015, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $518.5 million with an amortized cost of $256.4 million and a yield of 18.1% or pro forma for securities sold subsequent to year end 2015 a principal amount of $431.9 million with an amortized cost of $212.8 million and a yield of 18.5%. As of December 31, 2015, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $140.6 million. For the third quarter 2015, aggregate portfolio income earned was $14.9 million, which includes $3.1 million related to repurchased CDO bonds that are eliminated in consolidation. As of September 30, 2015, the principal amount of the portfolio, excluding repurchased CDO bonds that are eliminated in consolidation, was $497.1 million with an amortized cost of $237.7 million and a yield of 19.1%. As of September 30, 2015, the principal amount of repurchased CDO bonds that are eliminated in consolidation was $135.4 million.

CDO Equity and Other Income

•                  For the fourth quarter 2015, aggregate equity distributions and other income was $25.8 million. For the third quarter 2015, aggregate equity distributions and other income was $23.2 million.

Asset Divestures

Real Estate Private Equity

•                  NorthStar Realty entered into an agreement to sell its interest in one of its portfolios of real estate private equity funds.  This transaction will result in NorthStar Realty receiving net proceeds of $184 million and being relieved of $243 million in deferred purchase price funding obligations. $145 million of the $184 million was collected earlier this month with the remaining balance expected to be received in March. NorthStar Realty generated an IRR of approximately 17.3% on its invested equity.

•                  NorthStar Realty hired an advisor to sell a majority of NorthStar Realty’s remaining portfolios of real estate private equity fund interests, which have a carrying value of $918 million as of December 31, 2015 and $58 million of expected future funding obligations.

Commercial Real Estate Loans, Corporate Debt Investments and Securities

•                  NorthStar Realty sold certain of its commercial real estate loans, at par, which will result in NorthStar Realty receiving net proceeds of $178 million, of which $120 million was received earlier this month with the remaining proceeds expected to be collected in March. NorthStar Realty expects to generate an IRR of approximately 13.6% on its invested equity.

•                  NorthStar Realty has worked to achieve accelerated repayments of certain loans, at par, which resulted in NorthStar Realty receiving net proceeds of $277 million, of which $217 million was related to RXR loans that repaid in October 2015. NorthStar Realty generated an IRR of approximately 13.7% on its invested equity.

•                  NorthStar Realty sold certain of its real estate securities which resulted in NorthStar Realty receiving net proceeds of $54 million. NorthStar Realty generated an IRR of approximately 26.4% on its invested equity.

Commercial Real Estate

•                  NorthStar Realty entered into an agreement to sell its interest in a portfolio of senior housing assets which will result in NorthStar Realty receiving net proceeds of approximately $150 million. These proceeds are expected to be received in March 2016. The gross price is approximately $900 million with $648 million of mortgage financing in place which is being assumed as part of the transaction. NorthStar Realty expects to generate an IRR of approximately 10.0% on its invested equity.

•                  NorthStar Realty entered into and is finalizing other agreements to sell up to 10 multifamily properties which will result in NorthStar Realty receiving net proceeds of $91 million. These proceeds are expected to be received during the second quarter 2016.  The gross price is $311 million with $210 million of mortgage financing in place which is being assumed as part of the transactions. NorthStar Realty expects to generate an IRR of approximately 19.2% on its invested equity. NorthStar Realty remains focused on monetizing additional portions of its multifamily portfolio.

•                  NorthStar Realty retained an advisor to sell a substantial minority interest in the remainder of its healthcare real estate portfolio. Our 462 healthcare properties are primarily comprised of medical office buildings, senior housing facilities and skilled nursing facilities. Approximately 80% of the NOI in the portfolio is comprised of medical office buildings and other long-term leased real estate.  Updates on this sale process will be provided when appropriate.

•                  NorthStar Realty retained an advisor to sell all or a portion of its manufactured housing portfolio. Our manufactured housing portfolio consists of 136 communities that lease pad rental sites for placement of factory built homes located throughout the United States. Updates on this sale process will be provided when appropriate.

•                  NorthStar Realty retained an advisor to sell its interest in an industrial net lease portfolio. NorthStar Realty has approximately $160 million of capital invested in this portfolio.

NorthStar Realty Total Assets

•                  Assets as of December 31, 2015 totaled approximately $16.9 billion (pro forma for asset monetization initiatives as of February 23, 2016, assets are approximately $15.2 billion), including assets of deconsolidated CDOs and investments of NorthStar Realty.

•                  Approximately 85% of the $16.9 billion of total assets are comprised of direct and indirect ownership interests in real estate (pro forma for asset monetization initiatives as of February 23, 2016, approximately 86% of the $15.2 billion of total assets are comprised of direct and indirect ownership interests in real estate).

Supplemental Disclosure

•                  Please refer to the supplemental presentation that was posted on NorthStar Realty’s website, www.nrfc.com, which provides substantial additional details regarding NorthStar Realty’s investments.

Liquidity, Financing and Capital Markets Highlights

Corporate Credit Facility

•                  Subsequent to the fourth quarter 2015, NorthStar Realty amended the total facility size to $250 million.

Common Equity

•                  During the fourth quarter of 2015, NorthStar Realty repurchased approximately $100 million of its common stock and including amounts repurchased in the third quarter of 2015, NorthStar Realty repurchased an aggregate $118 million of its common stock.

Liquidity as of February 23, 2016
$ in millions

Unrestricted cash	$476
Undrawn corporate revolving credit facility (1)	100
Asset sales under contract	338
Expected liquidity	$914

(1) Reflects facility size of $250 million, net of current outstanding balance of $150 million.

Common shares, LTIPs and RSUs not subject to performance hurdles, outstanding
Amounts in millions

Weighted average for Q4’15	188.2

Total outstanding as of December 31, 2015	185.7

Potential Additional Shares
Common shares underlying remaining exchangeable notes	0.7
Grand total	186.4

Earnings Conference Call

NorthStar Realty will host a conference call to discuss fourth quarter 2015 financial results on February 26, 2016, at 9:00 a.m. Eastern time.  Hosting the call will be Jonathan A. Langer, Chief Executive Officer and Debra A. Hess, Chief Financial Officer, as well as Executives of NorthStar Asset Management Group, David T. Hamamoto, Executive Chairman, Al Tylis, Chief Executive Officer and Daniel R. Gilbert, Chief Investment and Operating Officer.

The call will be webcast live over the Internet from NorthStar Realty’s website, www.nrfc.com, and will be archived on the Company’s website.  The call can also be accessed live over the phone by dialing 888-206-4916, or for international callers, by dialing 913-312-0968, and using passcode 4771492.

A replay of the call will be available two hours after the call through March 3, 2016 by dialing 888-203-1112 or, for international callers, 719-457-0820, using pass code 4771492.

About NorthStar Realty Finance Corp.

NorthStar Realty Finance Corp. is a diversified commercial real estate company that is organized as a REIT and is managed by an affiliate of NorthStar Asset Management Group Inc. (NYSE: NSAM), a global asset management firm. For more information about NorthStar Realty Finance Corp., please visit www.nrfc.com.

NorthStar Realty Finance Corp.

Consolidated Statements of Operations

($ in thousands, except per share and dividends data)

(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2015	2014	2015(1)	2014

Property and other revenues
Rental and escalation income	$194,384	$117,339	$732,425	$349,951
Hotel related income	189,912	135,319	784,151	237,039
Resident fee income	71,930	37,429	271,394	77,516
Other revenue	18,129	4,998	29,466	14,994
Total property and other revenues	474,355	295,085	1,817,436	679,500
Net interest income
Interest income	41,497	74,655	227,483	310,116
Interest expense on debt and securities	2,986	2,609	8,678	11,977
Net interest income on debt and securities	38,511	72,046	218,805	298,139

Expenses
Management fee, related party	47,435	43,393	198,695	82,756
Interest expense—mortgage and corporate borrowings	126,559	88,057	486,408	231,894
Real estate properties — operating expenses	241,369	152,637	915,701	318,477
Other expenses	6,315	4,638	26,607	8,920
Transaction costs	5,573	92,578	31,427	172,416
Impairment losses	31,951	—	31,951	—
Provision for (reversal of) loan losses, net	3,381	1,050	4,201	3,769
General and administrative expenses
Salaries and related expense	7,322	1,902	13,744	22,124
Equity-based compensation expense(2)	2,980	4,623	27,693	24,885
Other general and administrative expenses	4,711	2,349	16,658	12,357
Total general and administrative expenses	15,013	8,874	58,095	59,366
Depreciation and amortization	116,731	72,267	456,916	184,689
Total expenses	594,327	463,494	2,210,001	1,062,287
Other income (loss)
Unrealized gain (loss) on investments and other	(25,270)	(17,375)	(204,112)	(231,697)
Realized gain (loss) on investments and other	(1,671)	(15,294)	14,407	(77,064)
Gain (loss) from deconsolidation of N-Star CDOs	—	—	—	(31,423)
Income (loss) before equity in earnings (losses) of unconsolidated ventures and income tax benefit (expense)	(108,402)	(129,032)	(363,465)	(424,832)
Equity in earnings (losses) of unconsolidated ventures	47,339	55,423	219,077	165,053
Income tax benefit (expense)	(4,715)	(8,382)	(14,325)	(16,606)
Income (loss) from continuing operations	(65,778)	(81,991)	(158,713)	(276,385)
Income (loss) from discontinued operations(2)	5,756	(28,890)	(108,554)	(44,701)
Net income (loss)	(60,022)	(110,881)	(267,267)	(321,086)
Net (income) loss attributable to non-controlling interests	8,799	15,487	24,008	22,879
Preferred stock dividends	(21,059)	(21,059)	(84,238)	(73,300)
Net income (loss) attributable to NorthStar Realty Finance Corp. common stockholders	$(72,282)	$(116,453)	$(327,497)	$(371,507)

Earnings (loss) per share:(3)
Income (loss) per share from continuing operations	$(0.42)	$(0.70)	$(1.25)	$(3.33)
Income (loss) per share from discontinued operations	0.03	(0.23)	(0.62)	(0.46)
Basic	$(0.39)	$(0.93)	$(1.87)	$(3.79)
Diluted	$(0.39)	$(0.93)	$(1.87)	$(3.79)

Weighted average number of shares:(3)
Basic	185,957,488	124,451,508	174,873,074	98,035,886
Diluted	187,827,833	124,451,508	176,345,121	98,995,229

(1)   The consolidated financial statements for the year ended December 31, 2015 includes: (i) the Company’s results of operations for the two months ended December 31, 2015 which represents the activity following the NRE Spin-off; and (ii) the Company’s results of operations for the ten months ended October 31, 2015 which represents a carve-out of revenues and expenses attributable to NRE recorded in discontinued operations.  As a result, the year ended December 31, 2015 may not be comparable to the prior periods presented.

(2)   The six months ended June 30, 2014, includes $13.7 million of equity-based compensation recorded in discontinued operations.

(3)   Adjusted for the one-for-two reverse stock split completed on November 1, 2015.

NorthStar Realty Finance Corp.

Consolidated Balance Sheets

($ in thousands)

(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Cash and cash equivalents	$224,101	$296,964
Restricted cash	299,288	389,779
Operating real estate, net	8,702,259	10,212,004
Real estate debt investments, net	501,474	1,067,667
Real estate debt investments, held for sale	224,677	—
Investments in private equity funds, at fair value	1,101,650	962,038
Investments in unconsolidated ventures	155,737	207,777
Real estate securities, available for sale	702,110	878,514
Receivables, net	66,197	111,299
Receivable, related parties	2,850	2,287
Unbilled rent receivable, net	46,262	16,140
Derivative assets, at fair value	116	2,131
Intangible assets, net	527,277	659,445
Assets of properties held for sale	2,742,635	29,012
Assets of discontinued operations	—	158,533
Other assets	106,412	185,122
Total assets(1)	$15,403,045	$15,178,712
Liabilities
Mortgage and other notes payable	$7,164,576	$8,327,509
Credit facilities and term borrowings	652,704	718,759
CDO bonds payable, at fair value	307,601	390,068
Securitization bonds payable	—	41,746
Exchangeable senior notes	29,038	41,008
Junior subordinated notes, at fair value	183,893	215,172
Accounts payable and accrued expenses	170,120	186,836
Due to related party	50,903	47,430
Derivative liabilities, at fair value	103,293	17,915
Intangible liabilities, net	149,642	176,528
Liabilities of properties held for sale	2,209,689	28,962
Liabilities of discontinued operations	—	79,512
Other liabilities	165,856	193,611
Total liabilities(2)	11,187,315	10,465,056
Commitments and contingencies
Equity
NorthStar Realty Finance Corp. Stockholders’ Equity
Preferred stock, $986,640 aggregate liquidation preference as of December 31, 2015 and 2014	939,118	939,118
Common stock, $0.01 par value, 500,000,000 shares authorized, 183,239,708 and 150,842,021 shares issued and outstanding as of December 31, 2015 and 2014, respectively(3)	1,832	1,508
Additional paid-in capital	5,149,349	4,828,928
Retained earnings (accumulated deficit)	(2,309,564)	(1,422,399)
Accumulated other comprehensive income (loss)	18,485	49,540
Total NorthStar Realty Finance Corp. stockholders’ equity	3,799,220	4,396,695
Non-controlling interests	416,510	316,961
Total equity	4,215,730	4,713,656
Total liabilities and equity	$15,403,045	$15,178,712

(1) Assets of consolidated VIEs included in the total assets above:
Restricted cash	$11,362	$4,601
Operating real estate, net	—	7,137
Real estate debt investments, net	22,145	25,325
Real estate securities, available for sale	385,421	463,050
Receivables	1,577	2,304
Other assets	590	242
Total assets of consolidated VIEs	$421,095	$502,659
(2) Liabilities of consolidated VIEs included in the total liabilities above:
CDO bonds payable, at fair value	$307,601	$390,068
Accounts payable and accrued expenses	1,255	1,761
Derivative liabilities, at fair value	7,321	17,707
Other liabilities	575	1,784
Total liabilities of consolidated VIEs	$316,752	$411,320

(3)      Adjusted for the one-for-two reverse stock split completed on November 1, 2015.

Non-GAAP Financial Measure

Included in this press release is Cash Available for Distribution, or CAD, a certain “non-GAAP financial measure”, which measures NorthStar Realty’s historical or future financial performance that is different from measures calculated and presented in accordance with accounting principles generally accepted in the United States, or U.S. GAAP, within the meaning of the applicable Securities and Exchange Commission, or SEC, rules.  NorthStar Realty believes this metric can be a useful measure of its performance which is further defined below.

Cash Available for Distribution (CAD)

We believe that CAD provides investors and management with a meaningful indicator of operating performance.  We also believe that CAD is useful because it adjusts for a variety of cash (such as transaction costs, cash flow related to N-Star CDO equity interests and community fees) and non-cash items (such as depreciation and amortization, equity-based compensation, realized gain (loss) on investments, provision for loan losses, asset impairment, bad debt expense and non-cash interest income and expense items).  We adjust for transaction costs because these costs are not a meaningful indicator of our recurring operating performance.  For instance, these transaction costs include costs such as professional fees associated with new investments or restructuring of investments, which are expenses related to specific transactions.  We adjust for the cash flow related to N-Star CDO equity interests which represents the net interest generated from the N-Star CDO equity interests.  We also adjust for community fees received in cash related to our independent living healthcare portfolio which represents a component of our aggregate net return generated related to such investment. These cash flows are a component of our ongoing return on such investments, and therefore, is adjusted in CAD as it provides investors and management with a meaningful indicator of our recurring operating performance. Furthermore, CAD adjusts N-Star CDO bond discounts to record such investments on an effective yield basis over the expected weighted average life of the investment.  N-Star CDO bond discounts relates to repurchased CDO bonds of consolidated CDO financing transactions at a discount to par.  These CDO bonds typically have a low interest rate and the majority of the return is generated from repurchasing the CDO bonds at a discount to expected recovery value.  Because the return generated through the accretion of the discount is a meaningful contributor to our recurring operating performance, such accretion is adjusted in CAD.  The computation for the accretion of the discount under U.S. GAAP and CAD is the same.  However, for CDO financing transactions that are consolidated under U.S. GAAP, the CDO bonds are not presented as an investment but rather are eliminated in our consolidated financial statements.  In addition, we adjust for distributions and adjustments to joint venture partners, which represent the net return generated from our investments allocated to our non-controlling interests.  For our owned hotels, our CAD calculation is equivalent to earnings before interest taxes depreciation and amortization (EBITDA), the hotel industry standard metric, which does not make an adjustment for furniture, fixtures and equipment (FF&E) reserves.  CAD may fluctuate from period to period based upon a variety of factors, including, but not limited to, the timing and amount of investments, repayments, asset sales and realization events, capital raised, use of leverage, changes in the expected yield of investments and the overall conditions in commercial real estate and the economy generally.  Management also believes that quarterly distributions are principally based on operating performance and our board of directors includes CAD as one of several metrics it reviews to determine quarterly distributions to stockholders.

We calculate CAD by subtracting from or adding to net income (loss) attributable to common stockholders, non-controlling interests and the following items: depreciation and amortization items including depreciation and amortization, straight-line rental income or expense (excluding amortization of rent free periods), amortization of above/below market leases, amortization of deferred financing costs, amortization of discount on financings and other and equity-based compensation; cash flow related to N-Star CDO equity interests; accretion of consolidated N-Star CDO bond discounts; non-cash net interest income in consolidated N-Star CDOs; unrealized gain (loss) from the change in fair value; realized gain (loss) on investments and other, excluding accelerated amortization related to sales of CDO bonds or other investments and realization events; gain(loss) from deconsolidation of certain N-Star CDOs, if applicable, provision for loan losses, net; impairment on depreciable property; bad debt expense; deferred tax benefit (expense); acquisition gains or losses; distributions and adjustments related to joint venture partners; transaction costs; foreign currency gains (losses); impairment on goodwill and other intangible assets; gains (losses) on sales; and one-time events pursuant to changes in U.S. GAAP and certain other non-recurring items that meet the specified criteria identified in the rules and regulations of the SEC. These items, if applicable, include any adjustments for unconsolidated ventures.

CAD should not be considered as an alternative to net income (loss) attributable to common stockholders, determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating CAD may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of CAD to net income (loss) attributable to common stockholders for the three months ended December 31, 2015 (dollars in thousands):

Reconciliation of Cash Available for Distribution

(Amount in thousands except per share data)

Three Months Ended
December 31, 2015

Net income (loss) attributable to common stockholders	$(72,282)
Non-controlling interests income (loss)	(8,799)

Adjustments:
Depreciation and amortization items (1)	145,950
N-Star CDO bond discounts (2)	4,483
Non-cash net interest income in consolidated N-Star CDOs	(10,196)
Unrealized (gain) loss from fair value adjustments / Provision for loan losses, net	25,837
Realized (gain) loss on investments (3)	3,296
Distributions / adjustments to joint venture partners	(11,357)
Transaction costs and other (4)	39,691
Adjustments related to discontinued operations (5)	1,364

CAD	$117,987

CAD per share (6)	$0.63

(1)         The three months ended December 31, 2015 includes depreciation and amortization of $117.6 million (including $0.2 million related to unconsolidated ventures and $0.7 million of cash flow related to community fees), straight-line rental income of $(7.0) million, amortization of above/below market leases of $2.9 million, amortization of deferred financing costs of $15.3 million, amortization of discount on financings and other of $14.0 million (primarily related to an early loan payoff and $1.2 million of net year end adjustments) and amortization of equity-based compensation of $3.0 million.

(2)         For CAD, realized discounts on CDO bonds are accreted on an effective yield basis based on expected maturity.  For CDOs that were deconsolidated, CDO bond accretion is included in net income attributable to common stockholders from the date of deconsolidation.

(3)         The three months ended December 31, 2015 excludes $(4.6) million related to securities in our consolidated CDOs, $0.1 million of foreign currency and $1.3 million of other real estate gains and includes $0.7 million related to the liquidation of CDO IV, $0.6 million related to losses in an unconsolidated venture and $0.3 million related to tax recovery.

(4)         The three months ended December 31, 2015 includes $5.6 million of transaction costs, $5.6 million of cash flow related to N-Star CDO equity interests, $(5.9) million of deferred taxes, $32.0 million of impairment losses (including $25.5 million of goodwill impairment) and $2.4 million of bad debt expense.

(5)         The three months ended December 31, 2015 includes one month of activity of NorthStar Europe prior to the NRE Spin-off with an adjustment of $1.4 million to discontinued operations.

(6)         CAD per share does not take into account any potential dilution from our outstanding exchangeable notes or restricted stock units subject to performance metrics not currently achieved.

Net Operating Income (NOI)

We believe NOI is a useful metric of the operating performance of our real estate portfolio in the aggregate.  Portfolio results and performance metrics represent 100% for all consolidated investments and represent our ownership percentage for unconsolidated joint ventures.  Net operating income represents total property and related revenues, adjusted for: (i) amortization of above/below market rent; (ii) straight line rent; (iii) other items such as adjustments related to joint ventures, non-recurring bad debt expense, cash flows related to community fees; and (iv) less property operating expenses.  However, the usefulness of NOI is limited because it excludes general and administrative costs, interest expense, transaction costs, depreciation and amortization expense, realized gains (losses) from the sale of properties and other items under U.S. GAAP and capital expenditures and leasing costs necessary to maintain the operating performance of properties, all of which may be significant economic costs.  NOI may fail to capture significant trends in these components of U.S. GAAP net income (loss) which further limits its usefulness.

NOI should not be considered as an alternative to net income (loss), determined in accordance with U.S. GAAP, as an indicator of operating performance.  In addition, our methodology for calculating NOI may differ from the methodologies used by other comparable companies, including other REITs, when calculating the same or similar supplemental financial measures and may not be comparable with these companies.

The following table presents a reconciliation of NOI to property and other related revenues less property operating expenses for our property types in our real estate segment the three months ended December 31, 2015 (dollars in thousands):

	Total (1)	Healthcare (6)	Hotel	Manufactured Housing (6)	Net Lease	Multifamily (6)	Multi-tenant Office
Property and Other Revenues:
Rental and escalation income	$194,384	$117,301	$—	$45,046	$16,404	$10,142	$5,491
Hotel related income	189,912	—	189,912	—	—	—	—
Resident fee income	71,930	71,930	—	—	—	—	—
Other revenue (2)	4,864	917	—	2,683	516	590	158
Total property and other revenues	461,090	190,148	189,912	47,729	16,920	10,732	5,649
Real estate properties - operating expenses	241,369	85,003	128,884	18,081	2,037	4,910	2,454
Adjustments:
Interest income (3)	2,816	1,262	—	1,554	—	—	—
Equity in earnings (4)	400	—	—	—	75	325	—
Amortization and other items (5)	(1,497)	(1,384)	(125)	—	(83)	451	(355)
NOI	$221,441	$105,023	$60,903	$31,202	$14,875	$6,598	$2,840

(1)         Amounts exclude NOI related to properties in NorthStar Europe which was spun-off on October 31, 2015.  NOI for the month prior to the NRE Spin-off was $12.8 million.

(2)         Certain other revenue earned is not included as part of NOI, including collateral management fees for administrative services in our N-Star CDOs, that are not part of our real estate segment.

(3)         Represents interest income earned from notes receivable on manufactured homes and loans in the Griffin-American Portfolio.

(4)         Includes an adjustment related to our interest in an unconsolidated joint venture in a net lease and multifamily property.

(5)         Primarily includes amortization of straight-line rental income, amortization of above/below market leases, non-recurring bad debt and cash flow related to community fees.

(6)         Subsequent to December 31, 2015, NorthStar Realty entered into agreements or committed to sell certain of our owned real estate portfolios, including a portfolio of 32 senior housing properties, up to 10 multifamily properties and retained an advisor to sell all or a portion of its manufactured housing portfolio.

Safe Harbor Statement

This press release contains certain “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward looking statements are generally identifiable by use of forward looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “seek,” “anticipate,” “estimate,” “believe,” “could,” “project,” “predict,” “hypothetical,” “continue,” “future” or other similar words or expressions. Forward looking statements are not guarantees of performance and are based on certain assumptions, discuss future expectations, describe plans and strategies, contain projections of results of operations or of financial condition or state other forward looking information. Such statements include, but are not limited to, whether our monetization initiatives under contract or any additional monetization initiatives will be consummated, at attractive valuations or otherwise; whether our completed monetization initiatives will achieve the anticipated benefits, including additional liquidity, reduced leverage, including the repayment of all or a portion of our corporate recourse borrowing obligations, the active repurchase of our common stock, the ability to partner with high quality institutions with similar investment objectives, the reduction of risk in our business or the creation of substantial value for our stockholders; whether our stock is trading at a significant discount to underlying asset value; the durability and long-term growth prospects of our business; whether the exploration by the special committee of a potential recombination transaction with NorthStar Asset Management Group Inc. (NSAM)will result in such a transaction and, if so, whether we will achieve any anticipated benefits from it; whether our exploration of all opportunities, including other corporate strategic initiatives, will result in a transaction or otherwise create value for stockholders; whether we will continue our strategy of prudent balance sheet and liquidity management; the resulting effects of becoming an externally managed company, including the payment of substantial fees to our manager, an affiliate of NSAM, the allocation of investments by our manager among us and NSAM’s other managed companies, and various conflicts of interest in our relationship with NSAM; the performance of our real estate portfolio generally; our ability to maintain dividend payments, at current levels, or at all; the diversification of our portfolio; the amount and timing of stock repurchases pursuant to our stock repurchase program or an additional stock repurchase program, if any; volatility, disruption or uncertainty in the financial markets; our liquidity and financial flexibility, including the timing and amount of deployments of capital we retain from our dividend policy and net proceeds we receive from asset sales; the timing and amount of borrowings under our revolving credit facility and facility agreement; our ability to comply with the required affirmative and negative covenants, including the financial covenants; whether we will continue to diligently execute our business strategies in a disciplined manner; the impact of changes to our cost of capital, including on our ability to make accretive investments; NSAM’s ability to source and consummate attractive investment opportunities on our behalf, both domestically and internationally; whether we will realize any potential upside in our limited partnership interests in real estate private equity funds or any appreciation above our original cost basis of our real estate portfolio; the equity and debt mix of our real estate portfolio; our ability to accelerate repayments of loans originated by us; the NOI and overall performance of our investments relative to our expectations and the impact on our actual return on invested equity, as well as the cash generated from these investments and available for distribution; our ability to generate attractive risk-adjusted total returns; whether we will produce higher cash available for distribution (CAD) per share in the coming quarters, or ever; the impact of economic conditions on the borrowers of the commercial real estate debt we originate and acquire the commercial mortgage loans underlying the commercial mortgage backed securities in which we invest, as well as on the tenants/operators of our real property that we own; our ability to realize the value of the bonds we have purchased and retained in our CDO financing transactions and other securitized financing transactions and our ability to complete securitized financing transactions on terms that are acceptable to us, or at all; our ability to meet various coverage tests with respect to our CDOs; our dividend yield, including whether our dividend policy will result in significant value creation for stockholders; the size and timing of offerings or capital raises; the ability to opportunistically participate in commercial real estate refinancings; any failure in our due diligence to identify all relevant facts in our underwriting process or otherwise; seasonality in our portfolio; credit rating downgrades; tenant/operator or borrower defaults or bankruptcy; adverse economic conditions and the impact on the commercial real estate industry; our use of leverage; our ability to obtain mortgage financing on our real estate portfolio; the effect of economic conditions on the valuations of our investments; illiquidity of properties in our portfolio; our ability to manage our costs in line with our expectations and the impact on our CAD; environmental compliance costs and liabilities; effect of regulatory actions, litigation and contractual claims against us and our affiliates, including the potential settlement and litigation of such claims; competition for investment opportunities; our ability to comply with domestic and international laws or regulations governing various aspects of our business; regulatory requirements with respect to our business and the related cost of compliance; changes in laws or regulations governing various aspects of our business; changes in our board composition; competition for qualified personnel, including our ability to retain key personnel; the loss of our exemption from the definition of “investment company” under the Investment Company Act of 1940, as amended; failure to maintain effective internal controls; compliance with the rules governing real estate investment trusts; and the factors described in Item 1A. of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, under the heading “Risk Factors.”

The foregoing list of factors is not exhaustive. All forward looking statements included in this press release are based upon information available to us on the date hereof and we are under no duty to update any of the forward looking statements after the date of this report to conform these statements to actual results.

Factors that could have a material adverse effect on our operations and future prospects are set forth in “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. The factors set forth in the Risk Factors section and otherwise described in our filings with United States Securities and Exchange Commission could cause our actual results to differ significantly from those contained in any forward looking statement contained in this press release.

Contact:

Investor Relations

Joe Calabrese

(212) 827-3772